Exhibit 99.1

For Immediate Release
February 26, 2021
NW Natural Holdings Reports Fourth Quarter and Full Year 2020 Results
Initiates 2021 earnings guidance
PORTLAND, ORE. — Northwest Natural Holding Company, (NYSE: NWN) (NW Natural Holdings), reported financial results and highlights including:
•Reported net income from continuing operations of $2.30 per share for 2020, compared to $2.19 per share and adjusted earnings1 from continuing operations of $2.41 per share for 2019
•Reported net income from continuing operations of $1.50 per share for the fourth quarter of 2020, compared to $1.26 per share for 2019
•Added nearly 11,600 natural gas meters over the last 12 months equating to a 1.5% growth rate
•Invested $273 million in our utility systems to support growth and greater reliability and resiliency
•Received Oregon general rate case order providing an estimated annual pre-tax earnings benefit of $45.1 million
•Filed a Washington multi-year general rate case to support growth and system investments
•Signed our first renewable natural gas investment under Oregon SB 98 with BioCarbN and Tyson Foods, Inc. (TSN)
•Announced we are partnering with an Oregon electric utility to propose a renewable hydrogen project
•Closed five water and wastewater utility transactions bringing our total connections to over 26,000
•Increased our dividend for the 65th consecutive year to an annual indicated dividend rate of $1.92 per share
•Initiated 2021 earnings guidance in the range of $2.40 to $2.60 per share

"This past year was one of unprecedented challenges and unparalleled accomplishments. We rapidly embraced new health and safety protocols to continue taking care of customers amid COVID-19, made donations to help our communities, and kept our employees safe," said David H. Anderson, president and CEO of NW Natural Holdings. "At the same time, we continued to look ahead and execute on key long-term priorities, like pursuing our vision of decarbonizing our natural gas system. We also continued a disciplined approach to expanding our water utility business. I'm proud of all we accomplished and look forward to executing on growth opportunities in 2021.”

For 2020, NW Natural Holdings reported net income from continuing operations of $70.3 million (or $2.30 per share), compared to $65.3 million (or $2.19 per share) for 2019. Results for 2019 included a regulatory pension disallowance of $10.5 million (or $6.6 million after-tax and $0.22 per share). Excluding this disallowance, adjusted net income from continuing operations on a non-GAAP basis1 for 2019 was $71.9 million (or $2.41 per share). On this basis, net income declined $1.6 million (or $0.11 per share) in 2020 compared to 2019. Results reflected an increase in depreciation and property tax expenses as we continued to invest in our gas utility system and the financial effects resulting from COVID-19, partially offset by higher rates for our gas company in Oregon and Washington.

________

1    Adjusted 2019 metrics are non-GAAP financial measures and exclude the regulatory pension disallowance of $10.5 million pre-tax or $6.6 million and $0.22 cents per share after-tax. See "Annual Results" and "Reconciliation to GAAP" for additional information.

KEY INITIATIVES AND EVENTS

Coronavirus (COVID-19)
NW Natural Holdings continues to operate during the COVID-19 pandemic with a focus on the safety of our employees and customers, while providing essential services without interruption. We continue to follow CDC, OSHA, and state specific requirements. We also continue to benefit from our resilient business model with about 88% of our natural gas utility margin coming from the residential and commercial sectors and a majority of our utility margin decoupled and weather normalized. Customer growth from residential and multifamily construction and single-family home conversions remained strong during the year, while we did experience a higher level of commercial customers shutting off service. As a result, the customer growth rate was 1.5% for the 12 months ended Dec. 31, 2020.

For 2020, we estimate the total financial effects of COVID-19 to be approximately $10 million pre-tax with the impact partially mitigated by regulatory deferrals and, in part, temporary management driven cost savings measures. We deferred and recorded a regulatory asset of $4.8 million pre-tax for the financial effects related to COVID-19 that are recoverable for our utilities. These costs include PPE supplies, estimates for bad debts, and interest expense associated with financings undertaken to support liquidity during the pandemic, net of direct cost savings. In addition, we expect to recognize revenue in a future period for an additional $1.3 million related to forgone late fee revenue. We also experienced additional financial implications of approximately $3.8 million pre-tax that will not be recovered through rates primarily due to lower natural gas distribution margin from customers that stopped natural gas service and lower usage from customers that are not covered under decoupled rate schedules. These unrecoverable costs were mitigated in part by temporary management driven cost savings initiatives totaling approximately $3.5 million in the second half of 2020.

New Rates in Oregon
On Oct. 16, 2020, the OPUC issued an order approving the all-party settlement in NW Natural's general rate case, increasing the utility's revenue requirement by $45.1 million (or $33.1 million after-tax), compared to a requested $71.4 million. The order also approved a capital structure of 50% debt and 50% equity; a return on equity of 9.4%; and a cost of capital of 6.965%. In addition, the order approved an average rate base of $1.44 billion or an increase of $242.1 million compared to the last rate case. New rates in Oregon were effective beginning Nov. 1, 2020.

Rulemaking Complete for Oregon Senate Bill 98 (SB 98)
In July 2020, the Public Utility Commission of Oregon (OPUC) issued final rules related to Senate Bill 98 (SB 98) enabling natural gas utilities to procure or develop renewable natural gas (RNG) on behalf of their Oregon customers. The RNG rules and legislation include the following key tenets: establishes targets for gas utilities to add as much as 30% of RNG into the state's pipeline system by 2050; enables gas utilities to invest in and own the cleaning and conditioning equipment required to bring raw biogas and landfill gas up to pipeline quality, as well as the facilities to connect to the local gas distribution system; and provides for an incremental 5% of a utility's revenue requirement to cover the cost of RNG.

First Renewable Natural Gas Investment
NW Natural is partnering with BioCarbN, a developer and operator of sustainable infrastructure projects, to convert methane from some of Tyson Foods facilities into RNG. Under this partnership, NW Natural has options to invest up to an estimated $38 million in four separate RNG development projects that will access biogas derived from water treatment at Tyson Foods’ processing plants. In December 2020, NW Natural exercised its option for the first development project in Nebraska, initiating investment in an estimated $8 million project. This is the company’s first investment under the landmark new state RNG law, which supports renewable energy procurement and investment by natural gas utilities. Construction on this first project is expected to begin in early 2021, with completion and commissioning expected in late 2021. Once fully operational, these four projects are expected to generate more than 1.2 million MMBtu of renewable natural gas each year – enough RNG to provide heat for about 18,000 homes.

Hydrogen
In October 2020, NW Natural along with a local electric public utility district (PUD) in Eugene and the Bonneville Environmental Foundation signed a memorandum of understanding (MOU) to explore developing a renewable hydrogen facility. The facility could demonstrate hydrogen's ability to help decarbonize heating loads. For the Pacific Northwest, renewable hydrogen could help with grid balancing and long-term storage opportunities for renewable sources such as wind and hydro, which have significant seasonal variation.

In 2020, we also began testing a 5% hydrogen blend at NW Natural's state-of-the-art training facility. So far, these positive blend tests focused on pipe, leakage instrument, and end use equipment performance. In 2021, we’ll expand our blend testing to include additional end use equipment performance on furnaces, fireplaces, and water heaters.

Water Utilities and Acquisitions
In 2020, NW Natural Water Company, LLC (NW Natural Water) continued its disciplined acquisition strategy most notably closing the Suncadia water and wastewater utilities in Washington and its first acquisition in Texas. In addition, NW Natural Water continued to acquire smaller systems around its existing footprint, including its first water utility acquisition in the municipal sector near our Falls Water, Idaho system. NW Natural Water currently serves approximately 63,000 people through about 26,000 connections and has invested approximately $110 million in the water sector to date.

2019 Environment, Social, and Governance (ESG) Report Issued
On October 6, 2020, we issued our inaugural ESG report highlighting our longstanding commitment and progress related to safety, environmental stewardship, and taking care of our employees and communities. It also features goals that we're pursuing related to decarbonizing our gas utility, growing our water and wastewater utility business, and continuing to advance diversity, equity and inclusion in our workplace. We’ve also reported the information recommended for our industry by the Sustainability Accounting Standards Board and the American Gas Association reporting template. Additional information is available at ir.nwnaturalholdings.com.

ANNUAL RESULTS
The following financial comparisons are between the annual results for 2020 and 2019 with individual year-over-year drivers below presented on an after-tax basis using a statutory tax rate of 26.5%, unless otherwise noted. Non-GAAP financial measures exclude the effects of the regulatory pension disallowance in 2019 as these adjusted metrics provide a clearer view of operations, reflect how management views financial results, and provide comparability to prior year results. See "Reconciliation to GAAP" for a detailed reconciliation of adjusted amounts.

Financial Implications of March 2019 Regulatory Order
In March 2019, NW Natural received a regulatory order from the OPUC that outlined the recovery of a pension balancing deferral, a disallowance of a portion of this deferral, and the application of tax reform benefits.

NW Natural recognized a $10.5 million pre-tax (or $6.6 million after-tax) regulatory disallowance for amounts in the pension balancing account. This resulted in $3.9 million pre-tax ($2.8 million after-tax) of additional operations and maintenance expense, $6.6 million of pre-tax ($4.9 million after-tax) other expense, and an offsetting tax benefit of $3.9 million. In addition, as a result of beginning collections of the pension balancing account, $3.8 million of regulatory interest income ($2.8 million after-tax) was recognized related to the equity interest component of financing costs on the pension balancing account.

The order required the application of tax reform benefits to the pension balancing deferral account in March 2019, which resulted in the following offsetting adjustments with no material effect on net income:
•$7.1 million pre-tax ($5.2 million after-tax) increase in margin;
•$4.6 million pre-tax ($3.4 million after-tax) increase in operations and maintenance expense;
•$7.9 million pre-tax ($5.8 million after-tax) increase in other expense; and
•$5.9 million decrease in income tax expense.

NW Natural Holdings' annual results by business segment are summarized in the table below:

	2020		2019		Change
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income from continuing operations:
Natural Gas Distribution segment	$63,555	$2.08	$60,828	$2.04	$2,727	$0.04
Regulatory pension disallowance, net	—	—	6,588	0.22	(6,588)	(0.22)
Adjusted Natural Gas Distribution segment[1]	$63,555	$2.08	$67,416	$2.26	$(3,861)	$(0.18)

Other	$6,718	$0.22	$4,483	$0.15	$2,235	$0.07

Consolidated net income	$70,273	$2.30	$65,311	$2.19	$4,962	$0.11
Adjusted consolidated net income[1]	70,273	2.30	71,899	2.41	(1,626)	(0.11)

Diluted Shares		30,599		29,859		740
1    Adjusted 2019 natural gas distribution segment and adjusted consolidated net income from continuing operations are non-GAAP financial measures and exclude the effects of a regulatory disallowance of NW Natural's pension balancing account in the amount of $6.6 million after-tax (or $10.5 million pre-tax). See "Reconciliation to GAAP" for additional information.

Natural Gas Distribution Segment
Natural Gas Distribution segment net income increased $2.7 million (or $0.04 per share). First quarter 2019 results include a $6.6 million non-cash after-tax detriment due to a regulatory disallowance of costs in NW Natural's pension balancing account. Excluding the effects of this disallowance, net income decreased $3.9 million (or $0.18 per share) reflecting higher operating expenses and the financial effects of COVID-19, partially offset by new rates and revenues from the North Mist gas storage facility that commenced service in May 2019. Earnings per share was affected by a share issuance in June 2019.

Margin increased $11.3 million primarily due to higher rates in Oregon beginning Nov. 1, 2020 and Washington beginning Nov. 1, 2019, which collectively contributed $13.0 million, the commencement of North Mist storage services added $5.6 million, and customer growth of 1.5% over the last 12 months provided $2.9 million. Partially offsetting this was a net detriment of $2.0 million related to 12% warmer than average weather in 2020 compared to normal weather for 2019 and $2.5 million of lower entitlement and curtailment fee revenue as 2019 included fees related to pipeline constraints during a weather event. Margin declined $1.4 million related to lower fee revenues as we did not charge customers late or reconnection fees during the COVID-19 pandemic. Finally, margin decreased $5.2 million due to the Oregon rate case with no significant effect on net income as offsetting adjustments were recognized through expenses and income taxes.

Operations and maintenance expense decreased $0.2 million as a result of 2019 incorporating several nonrecurring items related to the Oregon pension order described above, specifically a $2.8 million expense related to the disallowance of costs in the pension balancing account and $3.4 million of costs that were recognized with no significant effect on net income due to offsetting adjustments in margin and income taxes. Excluding these pension expenses, operations and maintenance expense increased $6.0 million primarily due to higher compensation costs, contractor expenses, and moving and lease costs for a new headquarters and operations center, partially offset by temporary management driven cost savings measures intended to mitigate the financial implications of COVID-19.

Depreciation expense and general taxes increased $10.2 million as we continue to invest in our natural gas utility system and facilities and our North Mist gas storage facility went into service in May 2019.

Other expense, net decreased $5.2 million primarily due to several items related to the pension order in 2019 as described above, which collectively decreased other expenses by $7.9 million and included a $4.9 million expense related to the disallowance of costs in the pension balancing account, $5.8 million of costs that were offset with higher revenues and tax benefits in 2019, and $2.8 million of equity interest income recognized in 2019 when we began collecting deferred pension costs from customers. In addition, pension expenses increased $2.8 million in 2020 as this expense is recovered in rates beginning April 1, 2019 instead of a portion recovered through the pension balancing account.

Tax expense increased $4.2 million, however, this approximately offset revenues and expenses, so there was no significant resulting effect on net income. The impact was primarily due to a tax benefit of $5.9 million in 2019, which did not recur in 2020, related to implementing the March 2019 order described above.

Other
Other net income increased $2.2 million (or $0.07 per share) primarily reflecting higher revenues from our water and wastewater utilities and lower holding company expenses, partially offset by lower asset management revenues.

Discontinued Operations
On December 4, 2020, NW Natural Gas Storage, LLC closed the sale of the Gill Ranch storage facility and received payment of the cash purchase price of $13.5 million less the $1.0 million deposit previously paid. The completion of the sale resulted in an after-tax gain of $5.9 million, which is reflected in income from discontinued operations.

FOURTH QUARTER RESULTS
The following financial comparisons are between the fourth quarter of 2020 and 2019 with individual year-over-year drivers presented on an after-tax basis using a statutory tax rate of 26.5%, unless otherwise noted.

NW Natural Holdings' fourth quarter results by business segment are summarized in the table below:

	Three Months Ended December 31,
	2020		2019		Change
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income from continuing operations:
Natural gas distribution segment	$44,079	$1.44	$37,980	$1.25	$6,099	$0.19
Other	1,727	0.06	368	0.01	1,359	0.05
Net income from continuing operations	$45,806	$1.50	$38,348	$1.26	$7,458	$0.24

Diluted Shares		30,621		30,521		100

Natural Gas Distribution Segment
Natural gas distribution segment net income increased $6.1 million (or $0.19 per share). The increase in net income reflected revenues from new rates in Oregon beginning Nov. 1, 2020 offset in part by higher depreciation expense and the financial implications of COVID-19.

Margin increased $11.5 million primarily due to new Oregon rates, which contributed $9.9 million, and customer growth of 1.5% over the last 12 months, which contributed $1.0 million.

Operations and maintenance expense decreased $0.5 million primarily as a result of approximately $1.1 million of temporary management driven cost savings measures enacted to mitigate the financial implications of COVID-19.

Depreciation and general tax expenses increased $2.9 million as we continue to invest in our natural gas utility system and facilities.
Other
Other net income increased $1.4 million (or $0.05 per share) primarily reflecting higher revenues from our water and wastewater utilities and lower holding company expenses.

Discontinued Operations
On December 4, 2020, NW Natural Gas Storage, LLC closed the sale of the Gill Ranch storage facility. The completion of the sale resulted in an after-tax gain of $5.9 million, which is reflected in income from discontinued operations.

BALANCE SHEET AND CASH FLOWS
For 2020, the Company generated $143.0 million in operating cash flow and invested $273.0 million in natural gas capital expenditures to support growth, safety, and technology and facility upgrades and water utility capital expenditures to support growth and safety. In addition, we invested $38.3 million to acquire water and wastewater utilities. Net cash provided by financing activities was $171.8 million for 2020 primarily due to issuing long-term and short-term debt, partially offset by repayments.

GUIDANCE
NW Natural Holdings is initiating 2021 earnings guidance in the range of $2.40 to $2.60 per share. This guidance assumes continued customer growth, average weather conditions, and no significant changes in prevailing regulatory policies, mechanisms, or outcomes, or significant local, state or federal laws, legislation or regulations.
NW Natural capital expenditures for 2021 are expected to be in the range of $280 million to $320 million and for the five-year period from 2021 to 2025 is expected to range from $1.0 billion to $1.2 billion. Approximately 80% of the planned amount is for core gas utility investments with the remainder related to projects. These projects include system reinforcements to support growth and reliability and technology upgrades related to an enterprise resource planning system. NW Natural Water is expected to invest approximately $15 million in 2021 related to maintenance capital expenditures for water and wastewater utilities currently owned or have under a purchase and sale agreement, and for the five-year period is expected to invest approximately $40 million to $50 million.

The timing and amount of the core capital expenditures and projects for 2021 and the next five years could change based on regulation, growth, and cost estimates. Additional investments in our infrastructure during and after 2021 that are not incorporated in the estimates provided above will depend largely on additional regulations, growth, and expansion opportunities. Required funds for the investments are expected to be internally generated and/or financed with long-term debt or equity, as appropriate.

65 YEARS OF INCREASING DIVIDENDS
On Nov. 13, 2020, NW Natural Holdings paid its 65th consecutive annual dividend increase. In 2021, the board of directors of NW Natural Holdings declared a quarterly dividend of 48 cents per share on the Company’s common stock. The dividend was paid on Feb. 12, 2021 to shareholders of record on Jan. 29, 2021. The Company’s current indicated annual dividend rate is $1.92 per share. Future dividends are subject to board of director discretion and approval.

CONFERENCE CALL AND WEBCAST
As previously announced, NW Natural Holdings will host a conference call and webcast today to discuss its fourth quarter and annual 2020 financial and operating results.

Date and Time:	Friday, February 26 8 a.m. PT (11 a.m. ET)

Phone Numbers:	United States: 1-866-267-6789 Canada: 1-855-669-9657 International: 1-412-902-4110
The call will also be webcast in a listen-only format for the media and general public and can be accessed at ir.nwnaturalholdings.com. A replay of the conference call will be available on our website and by dialing 1-877-344-7529 (U.S.), 1-855-669-9658 (Canada), and 1-412-317-0088 (international). The replay access code is 10150994.

ABOUT NW NATURAL HOLDINGS
Northwest Natural Holding Company, (NYSE: NWN) (NW Natural Holdings), is headquartered in Portland, Oregon and has been doing business for over 160 years in the Pacific Northwest. It owns NW Natural Gas Company (NW Natural), NW Natural Water Company (NW Natural Water), and other business interests and activities.

NW Natural is a local distribution company that currently provides natural gas service to approximately 2.5 million people in more than 140 communities through more than 770,000 meters in Oregon and Southwest Washington with one of the most modern pipeline systems in the nation. NW Natural consistently leads the industry with high J.D. Power & Associates customer satisfaction scores. NW Natural owns and operates 20 Bcf of underground gas storage capacity in Oregon.

NW Natural Water currently provides water distribution and wastewater services to communities throughout the Pacific Northwest. NW Natural Water serves approximately 63,000 people through approximately 26,000 connections in the Pacific Northwest and Texas. Learn more about our water business at nwnaturalwater.com.

Additional information is available at nwnaturalholdings.com.

Investor Contact:
Nikki Sparley

Phone: 503-721-2530
Email: n1s@nwnatural.com

Media Contact:
Melissa Moore
Phone: 503-220-2436
Email: msm@nwnatural.com

Forward-Looking Statements
This report, and other presentations made by NW Holdings from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "assumes," "intends," "plans," "seeks," "believes," "estimates," "expects" and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, assumptions, estimates, expectations, timing, goals, strategies, commitments, future events, investments, capital expenditures, targeted capital structure, risks, risk profile, stability, acquisitions and timing, completion and integration thereof, dispositions and timing, completion and outcomes thereof, utility system and infrastructure investments, system modernization, reliability and resiliency, global, national and local economies, customer and business growth, customer satisfaction ratings, weather, customer rates or rate recovery and the timing and magnitude of potential rate changes, environmental remediation cost recoveries, environmental initiatives, decarbonization and the role of natural gas and the gas delivery system, including use of renewable sources, renewable natural gas or renewable hydrogen projects or investments and timing, magnitude and completion thereof, strategic goals and visions, the water utility strategy and financial effects of water acquisitions, diversity, equity and inclusion initiatives, operating plans of third parties, financial results, including estimated income, availability and sources of liquidity, expenses, positions, revenues, returns, cost of capital, timing, and earnings and earnings guidance, dividends, performance, timing, outcome, or effects of regulatory proceedings or mechanisms or approvals, regulatory prudence reviews, anticipated regulatory actions or filings, accounting treatment of future events, effects of changes in laws or regulations, effects, extent, severity and duration of COVID-19 and resulting economic disruption, the impact of mitigating factors and other efforts to mitigate risks posed by its spread, ability of our workforce, customers or suppliers to operate or conduct business, COVID-19 financial impact, expenses, cost savings measures and cost recovery including through regulatory deferrals and the timing and magnitude thereof, impact on capital projects, governmental actions and timing thereof, including actions to reopen the economy, and other statements that are other than statements of historical facts.

Forward-looking statements are based on current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those contemplated by the forward-looking statements. You are therefore cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future operational, economic or financial performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A "Risk Factors", and Part II, Item 7 and Item 7A "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosure about Market Risk" in the most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk", and Part II, Item 1A, "Risk Factors", in the quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of NW Holdings or NW Natural, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and NW Holdings and NW Natural undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

Presentation of Non-GAAP Results
In addition to presenting the results of operations and earnings amounts in total, certain financial measures exclude the regulatory pension disallowance in 2019, which is a non-GAAP financial measure. The Company presents net income and EPS excluding this item along with the GAAP measures to illustrate the magnitude of this item on ongoing business and operational results. Although the excluded amount is properly included in the determination of this item under GAAP, the

Company believes the amount and nature of such an item makes period-to-period comparisons of operations difficult or potentially confusing. Financial measures are expressed in cents per share as these amounts reflect factors that directly impact earnings, including income taxes. All references to EPS are on the basis of diluted shares. The Company uses such non-GAAP financial measures to analyze financial performance because the Company believes they provide useful information to investors and creditors in evaluating the Company's financial condition and results of operations.

NORTHWEST NATURAL HOLDINGS
Consolidated Income Statement and Financial Highlights (Unaudited)
Fourth Quarter and Annual Period
	Three Months Ended			Twelve Months Ended
In thousands, except per share amounts, customer, and degree day data	December 31,			December 31,
	2020	2019	Change	2020	2019	Change
Operating revenues	$260,273	$247,264	5%	$773,679	$746,372	4%

Operating expenses:
Cost of gas	89,266	91,744	(3)	262,755	254,911	3
Operations and maintenance	45,873	46,337	(1)	180,129	178,191	1
Environmental remediation	3,197	5,079	(37)	9,691	12,337	(21)
General taxes	8,154	7,489	9	35,078	32,388	8
Revenue taxes	10,539	10,369	2	30,291	30,325	—
Depreciation and amortization	27,238	24,162	13	103,683	91,496	13
Other operating expenses	1,455	1,119	30	3,701	3,250	14
Total operating expenses	185,722	186,299	—	625,328	602,898	4
Income from operations	74,551	60,965	22	148,351	143,474	3
Other income (expense), net	(4,042)	(4,054)	—	(13,944)	(22,836)	(39)
Interest expense, net	10,713	10,878	(2)	43,052	42,685	1
Income before income taxes	59,796	46,033	30	91,355	77,953	17
Income tax expense	13,990	7,685	82	21,082	12,642	67
Net income from continuing operations	45,806	38,348	19	70,273	65,311	8
Income (loss) from discontinued operations, net of tax	6,241	(1,608)	(488)	6,508	(3,576)	(282)
Net income	$52,047	$36,740	42	$76,781	$61,735	24

Common shares outstanding:
Average diluted for period	30,621	30,521		30,599	29,859
End of period	30,589	30,472		30,589	30,472

Per share information:
Diluted earnings per share from continuing operations	$1.50	$1.26		$2.30	$2.19
Diluted earnings (loss) per share from discontinued operations, net of tax	0.20	(0.06)		0.21	(0.12)
Diluted earnings per share	1.70	1.20		2.51	2.07
Dividends paid per share	0.4800	0.4775		1.9125	1.9025
Book value per share, end of period	29.05	28.42		29.05	28.42
Market closing price, end of period	45.99	73.73		45.99	73.73

Capital structure, end of period:
Common stock equity	41.4%	45.7%		41.4%	45.7%
Long-term debt	40.0	42.5		40.0	42.5
Short-term debt (including current maturities of long-term debt)	18.6	11.8		18.6	11.8
Total	100.0%	100.0%		100.0%	100.0%

Natural Gas Distribution segment operating statistics:
Meters - end of period	774,476	762,877	1.5%	774,476	762,877	1.5%
Volumes - therms:
Residential and commercial sales	236,460	253,360		677,271	734,347
Industrial sales and transportation	123,871	131,986		465,626	480,807
Total volumes sold and delivered	360,331	385,346		1,142,897	1,215,154
Operating revenues:
Residential and commercial sales	$230,159	$219,382		$661,346	$638,884
Industrial sales and transportation	16,483	16,042		58,678	56,553
Other distribution revenues	319	357		1,926	13,035
Other regulated services	4,871	4,659		19,122	12,056
Total operating revenues	251,832	240,440		741,072	720,528
Less: Cost of gas	89,323	91,800		262,980	255,135
Environmental remediation expense	3,197	5,079		9,691	12,337
Revenue taxes	10,539	10,369		30,291	30,325
Margin, net	$148,773	$133,192		$438,110	$422,731
Degree days:
Average (25-year average)	1,047	1,064		2,706	2,710
Actual	978	1,071	(9)%	2,384	2,709	(12)%
Percent (warmer) colder than average weather	(7)%	1%		(12)%	—%

NM = Not Meaningful calculation

NORTHWEST NATURAL HOLDINGS
Consolidated Balance Sheets (Unaudited)	As of December 31,
In thousands	2020	2019
Assets:
Current assets:
Cash and cash equivalents	$30,168	$9,648
Accounts receivable	88,083	67,137
Accrued unbilled revenue	57,949	56,192
Allowance for uncollectible accounts	(3,219)	(673)
Regulatory assets	31,745	41,929
Derivative instruments	13,678	6,802
Inventories	42,691	43,985
Gas reserves	11,409	15,278
Income taxes receivable	6,000	256
Other current assets	44,741	38,004
Discontinued operations - current assets	—	15,134
Total current assets	323,245	293,692
Non-current assets:
Property, plant, and equipment	3,734,039	3,476,746
Less: accumulated depreciation	1,079,269	1,037,847
Total property, plant, and equipment, net	2,654,770	2,438,899
Gas reserves	34,484	48,394
Regulatory assets	348,927	343,146
Derivative instruments	6,135	3,337
Other investments	49,259	63,333
Operating lease right of use asset	77,446	2,950
Assets under sales-type leases	143,759	146,310
Goodwill	69,225	49,929
Other non-current assets	49,129	38,464
Total non-current assets	3,433,134	3,134,762
Total assets	$3,756,379	$3,428,454
Liabilities and equity:
Current liabilities:
Short-term debt	$304,525	$149,100
Current maturities of long-term debt	95,344	75,109
Accounts payable	97,966	113,370
Taxes accrued	13,812	11,971
Interest accrued	7,441	7,451
Regulatory liabilities	50,362	44,657
Derivative instruments	4,198	2,000
Operating lease liabilities	1,105	2,101
Other current liabilities	52,330	62,705
Discontinued operations - current liabilities	—	13,709
Total current liabilities	627,083	482,173
Long-term debt	860,081	805,955
Deferred credits and other non-current liabilities:
Deferred tax liabilities	319,292	295,643
Regulatory liabilities	639,663	625,717
Pension and other postretirement benefit liabilities	217,287	228,129
Derivative instruments	2,852	609
Operating lease liabilities	80,621	841
Other non-current liabilities	120,767	123,388
Total deferred credits and other non-current liabilities	1,380,482	1,274,327
Equity:
Common stock	565,112	558,282
Retained earnings	336,523	318,450
Accumulated other comprehensive loss	(12,902)	(10,733)
Total equity	888,733	865,999
Total liabilities and equity	$3,756,379	$3,428,454

NORTHWEST NATURAL HOLDINGS
Consolidated Statements of Cash Flows (Unaudited)	Year Ended December 31,
In thousands	2020	2019
Operating activities:
Net income	$76,781	$61,735
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	103,683	91,496
Regulatory amortization of gas reserves	17,779	19,172
Deferred income taxes	18,667	6,317
Qualified defined benefit pension plan expense	18,370	16,497
Contributions to qualified defined benefit pension plans	(28,980)	(10,970)
Deferred environmental expenditures, net	(27,871)	(16,226)
Environmental remediation expense	9,691	12,337
Regulatory revenue deferral from the TCJA	—	853
Regulatory disallowance of pension costs	—	10,500
Gain on sale of discontinued operations	(5,902)	—
Other	(6,942)	13,907
Changes in assets and liabilities:
Receivables, net	(16,799)	5,844
Inventories	1,262	(5,969)
Income and other taxes	(10,710)	4,528
Accounts payable	(15,910)	(16,485)
Deferred gas costs	17,590	(23,471)
Decoupling mechanism	2,884	18,661
Other, net	(12,467)	(4,140)
Discontinued operations	1,894	712
Cash provided by operating activities	143,020	185,298
Investing activities:
Capital expenditures	(273,016)	(223,471)
Acquisitions, net of cash acquired	(38,263)	(56,786)
Leasehold improvement expenditures	(7,878)	(18,812)
Proceeds from the sale of assets	8,149	659
Proceeds from sale of equity method investment	7,000	—
Proceeds from the sale of discontinued operations	12,500	—
Other	1,654	(3,544)
Discontinued operations	(4,423)	(1,827)
Cash used in investing activities	(294,277)	(303,781)
Financing activities:
Proceeds from stock options exercised	68	2,015
Proceeds from common stock issued	—	92,956
Long-term debt issued	150,000	175,000
Long-term debt retired	(75,000)	(30,000)
Proceeds from term loan due within one year	150,000	—
Repayment of term loan	(150,000)	—
Proceeds from issuances of commercial paper, maturities greater than 90 days	195,025	—
Changes in other short-term debt, net	(39,600)	(68,520)
Cash dividend payments on common stock	(55,420)	(53,339)
Other	(3,296)	(2,614)
Cash provided by financing activities	171,777	115,498
Increase (decrease) in cash and cash equivalents	20,520	(2,985)
Cash and cash equivalents, beginning of period	9,648	12,633
Cash and cash equivalents, end of period	$30,168	$9,648

Supplemental disclosure of cash flow information:
Interest paid, net of capitalization	$42,651	$41,231
Income taxes paid (refunded), net	13,644	(96)

NORTHWEST NATURAL HOLDINGS
Reconciliation to GAAP (Unaudited)

	Twelve Months Ended December 31,
	2020		2019
In thousands, except per share data	Amount	Per Share	Amount	Per Share
CONSOLIDATED
GAAP net income from continuing operations	$70,273	$2.30	$65,311	$2.19
Regulatory pension disallowance	—	—	10,500	0.35
Income tax effect of regulatory disallowance[1]	—	—	(3,912)	(0.13)
Adjusted net income from continuing operations	$70,273	$2.30	$71,899	$2.41

Diluted shares		30,599		29,859

NATURAL GAS DISTRIBUTION SEGMENT
GAAP net income	$63,555	$2.08	$60,828	$2.04
Regulatory pension disallowance	—	—	10,500	0.35
Income tax effect of regulatory disallowance[1]	—	—	(3,912)	(0.13)
Adjusted net income	$63,555	$2.08	$67,416	$2.26

1    Regulatory disallowance related to the pension balancing account was recognized in the first quarter of 2019. Tax effect of adjustment was calculated using a combined federal and statutory rate of 26.5% and reducing the disallowance by $1.1 million of deferred taxes specifically associated with the pension balancing account.